CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-117171, 333-136604, and 333-150571) of BorgWarner Inc. of our report dated May 26, 2010 relating to the financial statements of the BorgWarner Diversified Transmission Products Inc., Muncie Plant Local 287 Retirement Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Detroit, MI

May 26, 2010